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                                                             EXHIBIT 3.(i).1.(b)

                           CERTIFICATE OF AMENDMENT
                    OF THE CERTIFICATE OF INCORPORATION OF
                           WILD OATS MARKETS, INC.


        WO Holdings, inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

        FIRST:  The name of the Corporation is Wild Oats Markets, Inc.

        SECOND: Upon the effectiveness of the Certificate of Amendment, every outstanding share of Common Stock shall be split into 1.7735 shares of Common Stock. No fractional shares shall be issued, and each stockholder otherwise entitled to receive a fractional share shall receive the nearest whole number of shares of Common Stock.

        THIRD: Paragraph A of Article FOURTH of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

        "A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is twenty-one million seven hundred ninety-nine thousand one hundred sixty-eight (21,799,168), of which twenty million (20,000,000) shares shall be Common Stock and one million seven hundred ninety-nine (1,799,168) shares shall be Preferred Stock. The Common Stock shall have a par value of $.001 per share and the Preferred Stock shall have a par value of $.001 per share."

        FOURTH: Paragraph B(3)(a)(ii) of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

                (ii) Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock immediately upon the consummation of the corporation's sale of its Common Stock in a firm commitment underwriting pursuant to a registration statement on Form S-1 or similar form under the Securities Act of 1933, as amended, where
        (i) the gross proceeds to this corporation are not less than $20,000,000, and (ii) the product of the price per share to the public of the Common Stock times the number of shares of Common Stock outstanding immediately prior to the consummation of the underwritten sale (including any shares of Common Stock then issued or issuable upon conversion of the Preferred Stock) shall be not less than $120,000,000.






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        FIFTH:  The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware, and notice of such adoption has been provided in accordance with said Section 228.

        IN WITNESS WHEREOF, the Corporation has executed this Certificate of Amendment on the 15 day of October, 1996.

                                        WILD OATS MARKETS, INC.


                                        By: /s/ ELIZABETH C. COOK
                                           ------------------------------------
                                            Elizabeth C. Cook
                                            Vice President




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